Filed Pursuant to Rule 433

Registration Nos. 333-276654 and 333-276654-06

*FULL PRICING DETAILS* $745MM+ Volkswagen (VWALT 2026-C) Prime Auto Lease

Joint Bookrunners: TD (str), BofA, Citi, Scotia

Co-Managers: Barclays, Wells

Capital Structure

CLS	SZ($MM)	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD(%)	CPN(%)	$PRICE
A-1	101.400	0.23	A-1+/F1+	01-06	05/27	10/27	I-CURVE	+14	4.328	4.328	100.00000
A-2A	248.000	1.03	AAA/AAA	06-19	06/28	05/29	I-CURVE	+43	4.984	4.93	99.99691
A-2B	50.000	1.03	AAA/AAA	06-19	06/28	05/29	SOFR30A	+43	FRN	---	100.00000
A-3	295.000	2.04	AAA/AAA	19-29	04/29	03/30	I-CURVE	+52	5.263	5.20	99.98798
A-4	50.750	2.49	AAA/AAA	29-30	05/29	08/31	I-CURVE	+53	5.291	5.23	99.99152

* Minimum Expected SF Ratings

Transaction Details
Size	:	$745,150,000
Format	:	SEC Registered
Pricing Speed	:	100% PPC to Maturity
Exp Pricing	:	Priced
RR Compliance	:	US-Yes; EU-No; UK-No
Exp Settle	:	11/18/2026
Min Denoms	:	$1k x $1k
First Pay	:	12/21/2026
ERISA	:	Yes (See Prelim)
Exp Ratings	:	S&P, Fitch
Ticker	:	VWALT 2026-C
B&D	:	TD Securities

Available Information
Prelim Prospectus	:	Attached
IntexNet/CDI	:	Attached
Dealname	:	tdabsvolk26c
Password	:	K4XX
DealRoadshow URL	:	https://dealroadshow.com
Entry Code	:	VWALT2026C
Direct Link	:	https://dealroadshow.finsight.com/e/VWALT2026C

Security Identifiers
Class A-1		92868GAA0
Class A-2A		92868GAB8
Class A-2B		92868GAC6
Class A-3		92868GAD4
Class A-4		92868GAE2

Disclaimer:

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov>.

A rating is not a recommendation to buy, sell or hold the notes and may be subject to suspension, reduction or withdrawal at any time by any rating agency.